Exhibit 4.2

THE ADT CORPORATION,

as Issuer

THE NOTES GUARANTORS PARTY HERETO

AND

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Trustee

FIRST SUPPLEMENTAL INDENTURE

Dated as of April 8, 2016

TO INDENTURE

Dated as of March 19, 2014

THIS FIRST SUPPLEMENTAL INDENTURE is dated as of April 8, 2016, among THE ADT CORPORATION, a Delaware corporation (the “Company”), the guarantors listed on Schedule I hereto (the “Notes Guarantors”) and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association (the “Trustee”).

RECITALS

A. The Company and the Trustee executed and delivered an Indenture, dated as of March 19, 2014 (as originally executed, the “Base Indenture” or, as it may be from time to time supplemented or amended by one or more supplemental indentures or certificates supplemental thereto, the “Indenture”), to provide for the issuance by the Company from time to time of unsubordinated debt securities evidencing its unsecured indebtedness.

B. Pursuant to the Officer’s Certificate, dated December 18, 2014 (the “2020 Notes Officer’s Certificate”), the Company has issued $300,000,000 of 5.250% Senior Notes due 2020 (the “Secured Notes”).

C. This First Supplemental Indenture is being entered into in connection with the proposed Acquisition (as defined below) of the Company by Prime Security Services Borrower, LLC, a Delaware limited liability company (“New Parent”). On February 14, 2016, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with, inter alia, New Parent and Prime Security One MS, Inc., a Delaware corporation and a Wholly Owned Subsidiary of New Parent (“Merger Sub”), pursuant to which Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a Wholly Owned Subsidiary of New Parent.

D. The Company desires to enter into this First Supplemental Indenture pursuant to Section 9.01 of the Indenture to (i) provide guarantees to the Secured Notes, (ii) secure the Securities of the Secured Notes and (iii) to make certain other changes permitted thereby.

E. Pursuant to Section 9.02 of the Indenture, the Company and the Trustee may amend the Indenture with the written consent of the Holders of not less than a majority in aggregate principal amount of the Securities then Outstanding.

F. In connection with the Acquisition, the Company has solicited consents from Holders of the Secured Notes to: (i) waive the requirement for the Company to comply with paragraph C(9) of the 2020 Notes Officer’s Certificate in connection with the Acquisition (the “Waiver”) and (ii) make certain amendments to the Indenture, which are set forth in Article VI of this First Supplemental Indenture (the “Permitted Holder Amendments”), upon the terms and subject to the conditions set forth in the Consent Solicitation Statement, dated April 1, 2016 (the “Consent Solicitation Statement”).

G. Pursuant to Section 8.01 of the Base Indenture, the Company fixed 5:00 p.m., New York City time, on March 31, 2016 as the record date (the “Record Date”) for the purpose of determining the Holders entitled to consent to the Waiver and the Permitted Holder Amendments.

First Supplemental Indenture

H. The Holders of a majority in aggregate principal amount of the Secured Notes outstanding as of the Record Date has delivered and not withdrawn written consents to the Waiver and the Permitted Holder Amendments.

I. The entry into this First Supplemental Indenture by the parties hereto is in all respects authorized by the provisions of the Indenture.

NOW, THEREFORE, for and in consideration of the foregoing premises, the Company, the Notes Guarantors and the Trustee mutually covenant and agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1	Additional Defined Terms.

As used herein, the following defined terms shall have the following meanings:

“2020 Notes Officer’s Certificate” has the meaning set forth in the Recitals.

“Acquisition” means the consummation of the Merger.

“Acquisition Closing Date” means the date on which the Acquisition is consummated.

“Additional First Lien Obligations” means all Other First Lien Obligations other than the Secured Notes Obligations.

“Authorized Representative” means (i) in the case of any First Lien Credit Facility Obligations or the holders of any First Lien Credit Facility Obligations, the First Lien Collateral Agent, (ii) in the case of the Secured Notes Obligations or the holders of the Secured Note Obligations, the Trustee, and (iii) in the case of any series of Additional First Lien Obligations or the holders of such series of Additional First Lien Obligations that become subject to the First Lien Intercreditor Agreement, the authorized representative (and successor thereto) named for such series in the applicable joinder agreement to the First Lien Intercreditor Agreement.

“Base Indenture” has the meaning set forth in the Recitals.

“Collateral” means “Collateral” as defined in the credit agreement under the First Lien Credit Facility. For the avoidance of doubt, Collateral with respect to the Secured Notes does not include Specified Excluded Collateral with respect to the Secured Notes.

“Collateral Agreement” means the Collateral Agreement (First Lien), dated as of July 1, 2015 (as amended, supplemented, modified, extended, renewed, restated, refunded or refinanced from time to time), among New Parent, each Subsidiary of New Parent from time to time identified therein as a party and the First Lien Collateral Agent.

“Consent and Acknowledgment” means the Consent and Acknowledgment substantially in the form of Exhibit A-1 to the First Lien/Second Lien Intercreditor Agreement, dated as of the

First Supplemental Indenture

Acquisition Closing Date, to be executed by the Trustee, as Authorized Representative for the Secured Notes Obligations and the holders of the Secured Notes Obligations, and acknowledged by New Parent, the First Lien Collateral Agent and the Second Lien Collateral Agent.

“Consent Solicitation Statement” has the meaning set forth in the Recitals.

“Credit Facilities” means, collectively, the First Lien Credit Facility and the Second Lien Credit Facility.

“Excluded Subsidiary” means each Subsidiary of New Parent that would qualify as an “Excluded Subsidiary” (or any similar term) as defined in the Credit Facilities or any other indebtedness of New Parent from time to time.

“First Lien Collateral Agent” means Barclays Bank PLC, in its capacity as collateral agent for the lenders and other secured parties under the First Lien Credit Facility, the Secured Notes and the First Lien Security Documents, together with its successors and permitted assigns under the First Lien Security Documents exercising substantially the same rights and powers.

“First Lien Credit Facility” means the First Lien Credit Agreement, dated as of July 1, 2015, among Prime Security Services Holdings, LLC, New Parent, the lenders party thereto in their capacities as lenders thereunder and the First Lien Collateral Agent, as amended or restated on the Acquisition Closing Date, including any guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements, refundings or refinancings thereof and any indentures or credit facilities or commercial paper facilities with banks or other institutional lenders or investors that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount borrowable thereunder or alters the maturity thereof.

“First Lien Credit Facility Obligations” means “Obligations” as defined in the First Lien Credit Facility as in effect as of the Acquisition Closing Date (or any comparable term as defined in the First Lien Credit Facility as in effect from time to time).

“First Lien Intercreditor Agreement” means the intercreditor agreement, substantially in the form of Exhibit H to the First Lien Credit Facility (as in effect on the Acquisition Closing Date), among the First Lien Collateral Agent, the Trustee and the other parties from time to time party thereto, to be entered into on the Acquisition Closing Date (as amended, supplemented, modified, extended, renewed, restated, refunded or refinanced from time to time).

“First Lien Obligations” means, collectively, (a) all First Lien Credit Facility Obligations, (b) all Secured Notes Obligations and (c) all Other First Lien Obligations.

“First Lien Security Documents” means the Security Documents and any other agreement, document or instrument pursuant to which a lien is granted or purported to be granted securing First Lien Obligations or under which rights or remedies with respect to such liens are governed, in each case to the extent relating to the collateral securing the First Lien Obligations.

First Supplemental Indenture

“First Lien/Second Lien Intercreditor Agreement” means (i) the First Lien/Second Lien Intercreditor Agreement, dated as of July 1, 2015, among the First Lien Collateral Agent and Credit Suisse AG, Cayman Islands Branch, as Second Lien Facility Agent and Applicable Second Lien Agent (each, as defined therein) (as amended, supplemented, modified, extended, renewed, restated, refunded or refinanced from time to time), and (ii) any other First Lien/Second Lien Intercreditor Agreement that is not materially less favorable to the Holders of the Secured Notes than the First Lien/Second Lien Intercreditor Agreement referred to in clause (i), as determined by the Company in good faith (as amended, supplemented, modified, extended, renewed, restated, refunded or refinanced from time to time).

“First Priority After-Acquired Property” means, with respect to the Secured Notes, any property of the Company or any Notes Guarantor that secures any First Lien Credit Facility Obligations that is not already subject to the lien under the Security Documents, other than Specified Excluded Collateral with respect to the Secured Notes.

“First Priority Liens” means the first priority Liens securing the First Lien Obligations.

“Foreign Subsidiary” means a Restricted Secured Notes Subsidiary not organized or existing under the laws of the United States of America or any state or territory thereof or the District of Columbia and any direct or indirect subsidiary of such Restricted Secured Notes Subsidiary.

“Guaranteed Obligations” has the meaning set forth in Section 2.1 hereof.

“Indenture” has the meaning set forth in the Recitals.

“Intercreditor Agreements” means, collectively, the First Lien/Second Lien Intercreditor Agreement and the First Lien Intercreditor Agreement.

“Merger” has the meaning set forth in the Recitals.

“Merger Agreement” has the meaning set forth in the Recitals.

“Merger Sub” has the meaning set forth in the Recitals.

“New Parent” has the meaning set forth in the Recitals.

“Notes Guarantors” has the meaning assigned to such term in the introductory paragraph.

“Obligations” means any principal, interest (including any interest and other monetary obligations accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law), premium, penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities, and guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any indebtedness.

First Supplemental Indenture

“Other First Lien Obligations” shall have the meaning given such term by the Collateral Agreement.

“Other First Lien Secured Party Consent” means the Other First Lien Secured Party Consent substantially in the form of Exhibit III to the Collateral Agreement, dated as of the Acquisition Closing Date, to be executed by the Trustee, as Authorized Representative for the Secured Notes Obligations and the holders of the Secured Notes Obligations, and acknowledged by the First Lien Collateral Agent and New Parent.

“Permitted Holder Amendments” has the meaning set forth in the Recitals.

“Record Date” has the meaning set forth in the Recitals.

“Regulation S-X Excluded Collateral” has the meaning set forth in Section 3.4 hereof.

“Reporting Entity” has the meaning set forth in Section 5.1 hereof.

“Restricted Secured Notes Subsidiary” means, with respect to any Person, any Subsidiary of such Person other than an Unrestricted Subsidiary of such Person. Unless otherwise indicated in this Indenture, all references to Restricted Secured Notes Subsidiaries shall mean Restricted Secured Notes Subsidiaries of the New Parent.

“Second Lien Collateral Agent” means Credit Suisse AG, Cayman Islands Branch, in its capacity as administrative agent and collateral agent for the lenders and other secured parties under the Second Lien Credit Facility, together with its successors and permitted assigns.

“Second Lien Credit Facility” means the credit agreement entered into as of July 1, 2015, by and among the New Parent, the subsidiary borrowers party thereto (including, upon consummation of the Acquisition, the Company and its subsidiaries), the lenders party thereto in their capacities as lenders thereunder and the Second Lien Collateral Agent, including any guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements, refundings or refinancings thereof and any indentures or credit facilities or commercial paper facilities with banks or other institutional lenders or investors that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount borrowable thereunder or alters the maturity thereof.

“Second Priority Senior Secured Notes due 2023” means the $1,890,000,000 of Second Priority Senior Secured Notes due 2023 to be issued by New Parent and Prime Finance Inc.

“Secured Notes” has the meaning set forth in the Recitals.

“Secured Notes Guarantee” means the guarantee set forth in Article II hereof.

“Secured Notes Obligations” means Obligations in respect of the Secured Notes, each Secured Notes Guarantee and the Security Documents.

First Supplemental Indenture

“Secured Party” means, collectively, the Trustee and the Holders of the Secured Notes.

“Security Documents” means, collectively, the Intercreditor Agreements, the Collateral Agreement, the Other First Lien Secured Party Consent, other security agreements, pledge agreements and mortgages relating to the Collateral and instruments filed and recorded in appropriate jurisdictions to preserve and protect the liens on the Collateral (including, without limitation, financing statements under the Uniform Commercial Code of the relevant states) applicable to the Collateral.

“Specified Excluded Collateral” shall have the meaning given such term by the Collateral Agreement. For the avoidance of doubt, Specified Excluded Collateral with respect to the Secured Notes includes the Regulation S-X Excluded Collateral and the Capital Stock of the New Parent.

“Unrestricted Subsidiary” means any Subsidiary of the New Parent that is designated as an “Unrestricted Subsidiary” (or any comparable term) under any other indebtedness of New Parent or any of its Subsidiaries.

“Waiver” has the meaning set forth in the Recitals.

“Wholly Owned Restricted Secured Notes Subsidiary” is any Wholly Owned Subsidiary that is a Restricted Secured Notes Subsidiary. Unless otherwise indicated in this Indenture, all references to Wholly Owned Restricted Secured Notes Subsidiaries shall mean Wholly Owned Restricted Secured Notes Subsidiaries of the New Parent.

“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares or shares required to be held by Foreign Subsidiaries) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person.

ARTICLE II

SECURED NOTES GUARANTEE

Section 2.1	Guaranty of Guaranteed Obligations.

Subject to Article IV hereof, each Notes Guarantor guarantees, as of the Acquisition Closing Date, to the Trustee, jointly and severally with the other Notes Guarantors, as a primary obligor and not merely as a surety, the due and punctual payment and performance of the Secured Notes Obligations (such guarantee obligations of the Notes Guarantors, the “Guaranteed Obligations”) for the benefit of the Secured Parties. Each Notes Guarantor further agrees that the Guaranteed Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee notwithstanding any extension or renewal of any Guaranteed Obligation. Each Notes Guarantor waives presentment to, demand of payment from and protest to the Company of any of the Guaranteed Obligations, and also waives notice of acceptance of its guarantee and notice of protest for nonpayment.

First Supplemental Indenture

Section 2.2	Guaranty of Payment.

Each Notes Guarantor further agrees that its guarantee hereunder constitutes a guarantee of payment when due (whether at stated maturity, by acceleration or otherwise) and not of collection, and waives any right to require that any resort be had by the Trustee or any other Secured Party to any security held for the payment of the Guaranteed Obligations or to any balance of any deposit account or credit on the books of the Trustee or any other Secured Party in favor of the Company or any other Person.

Section 2.3	No Limitations.

Except for termination or release of a Notes Guarantor’s obligations hereunder as expressly provided for in Section 2.8 and Article IV, the obligations of each Notes Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense or set-off, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Guaranteed Obligations or otherwise (other than defense of payment or performance). Without limiting the generality of the foregoing, the obligations of each Notes Guarantor hereunder, to the fullest extent permitted by applicable law, shall not be discharged or impaired or otherwise affected by: (i) the failure of the Trustee or any other Secured Party to assert any claim or demand or to exercise or enforce any right or remedy under the provisions of the Indenture or otherwise; (ii) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of, the Indenture or any other agreement, including with respect to any other Notes Guarantor under this Secured Notes Guarantee; (iii) the failure to perfect any security interest in, or the exchange, substitution, release or any impairment of, any security held by the Trustee or any other Secured Party for the Guaranteed Obligations; (iv) any default, failure or delay, willful or otherwise, in the performance of the Guaranteed Obligations; (v) any other act or omission that may or might in any manner or to any extent vary the risk of any Notes Guarantor or otherwise operate as a discharge of any Notes Guarantor as a matter of law or equity (other than the payment in full in cash in immediately available funds of all the Guaranteed Obligations); (vi) any illegality, lack of validity or enforceability of any Guaranteed Obligation; (vii) any change in the corporate existence, structure or ownership of the Company, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Company or its assets or any resulting release or discharge of any Guaranteed Obligation (other than the payment in full in cash in immediately available funds of all the Guaranteed Obligations); (viii) the existence of any claim, set-off or other rights that such Notes Guarantor may have at any time against the Company, the Trustee, or any other corporation or Person, whether in connection herewith or any unrelated transactions; provided that nothing herein will prevent the assertion of any such claim by separate suit or compulsory counterclaim; and (ix) any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by the Trustee that might otherwise constitute a defense to, or a legal or equitable discharge of, the Company or any other guarantor or surety (other than defense of payment or performance). Each Notes Guarantor expressly authorizes the Secured Parties (or the Trustee on behalf of the Secured Parties) to take and hold security for the payment and performance of the Guaranteed Obligations, to exchange, waive or release any or all such security (with or without consideration), to enforce or apply such security and direct the order and manner of any sale thereof in their sole discretion or to release or substitute any one or more other guarantors or obligors upon or in respect of the Guaranteed Obligations, all without affecting the obligations of any Notes Guarantor hereunder. To the

First Supplemental Indenture

fullest extent permitted by applicable law, each Notes Guarantor waives any defense based on or arising out of any defense of any other Notes Guarantor or the unenforceability of the Guaranteed Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any other Notes Guarantor, other than the payment in full in cash in immediately available funds of all the Guaranteed Obligations. The Trustee and the other Secured Parties may, at their election, foreclose on any security held by one or more of them by one or more judicial or nonjudicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Guaranteed Obligations, make any other accommodation with the Company or exercise any other right or remedy available to them against the Company, without affecting or impairing in any way the liability of any Notes Guarantor hereunder except to the extent the Guaranteed Obligations have been paid in full in cash in immediately available funds. To the fullest extent permitted by applicable law, each Notes Guarantor waives any defense arising out of any such election even though such election operates, pursuant to applicable law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Notes Guarantor against any other Notes Guarantor, as the case may be, or any security.

Section 2.4	Reinstatement.

Notwithstanding the provisions of Section 2.8, each Notes Guarantor agrees that its Secured Notes Guarantee shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Guaranteed Obligation is rescinded or must otherwise be restored or returned by the Trustee or any other Secured Party upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Company, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Company or any substantial part of its property, or otherwise, all as though such payment had not been made.

Section 2.5	Agreement To Pay; Subrogation.

In furtherance of the foregoing and not in limitation of any other right that the Trustee or any other Secured Party has at law or in equity against any Notes Guarantor by virtue hereof, upon the failure of the Company to pay any Guaranteed Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, each Notes Guarantor hereby promises to and will forthwith pay, or cause to be paid, to the Trustee for distribution to the applicable Secured Party in cash in immediately available funds the amount of such unpaid Guaranteed Obligation. Upon payment by any Notes Guarantor of any sums to the First Lien Collateral Agent as provided above, all rights of such Notes Guarantor against the Company arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subject to Section 7.06 of the Indenture.

Section 2.6	Information.

Each Notes Guarantor assumes all responsibility for being and keeping itself informed of the Company’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks

First Supplemental Indenture

that such Notes Guarantor assumes and incurs hereunder, and agrees that neither the Trustee nor any other Secured Party will have any duty to advise such Notes Guarantor of information known to it or any of them regarding such circumstances or risks.

Section 2.7	Maximum Liability.

Each Notes Guarantor, and by its acceptance of each Secured Notes Guarantee, the Trustee and each Secured Party hereby confirms that it is the intention of all such Persons that its Secured Notes Guarantee and its Guaranteed Obligations not constitute a fraudulent transfer or conveyance for purposes of the U.S. Bankruptcy Code or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to this Secured Notes Guarantee and the Guaranteed Obligations of each Notes Guarantor hereunder. To effectuate the foregoing intention, the First Lien Collateral Agent, the Secured Parties and the Notes Guarantors hereby irrevocably agree that the Guaranteed Obligations of each Notes Guarantor under this Secured Notes Guarantee at any time shall be limited to the maximum amount as will result in the Guaranteed Obligations of such Notes Guarantor under this Secured Notes Guarantee not constituting a fraudulent transfer or conveyance.

Section 2.8	Termination and Release.

(1) A Notes Guarantor shall automatically be released from its obligations hereunder in accordance with Article IV hereof.

(2) A Secured Notes Guarantee as to any Notes Guarantor shall terminate and be of no further force or effect and such Notes Guarantor shall be deemed to be released from all obligations under this Article II upon:

(a) the sale, disposition, exchange or other transfer (including through merger, consolidation, amalgamation or otherwise) of the Capital Stock (including any sale, disposition or other transfer following which the applicable Notes Guarantor is no longer a Wholly Owned Restricted Secured Notes Subsidiary) of the applicable Notes Guarantor if such sale, disposition, exchange or other transfer is made in a manner not in violation of the Indenture;

(b) such Notes Guarantor becoming an Unrestricted Subsidiary or an Excluded Subsidiary;

(c) the release or discharge of the guarantee by such Notes Guarantor of the First Lien Credit Facility or other indebtedness (including the Second Lien Credit Facility) or the guarantee of any other indebtedness which resulted in the obligation to guarantee the Secured Notes;

(d) the Company’s exercise of its legal defeasance option or covenant defeasance option with respect to the Secured Notes pursuant to the Indenture or the Company’s discharge of its obligations with respect to the Secured Notes pursuant to the Indenture; and

(e) as described under Article IX of the Indenture.

(3) A Secured Notes Guarantee as to any Subsidiary of New Parent will be automatically released upon the applicable Subsidiary ceasing to be a Subsidiary of New Parent as a result of any foreclosure of any pledge or security interest securing the Credit Facilities or other exercise of remedies in respect thereof.

First Supplemental Indenture

In connection with any termination or release pursuant to this Section 2.8, the Trustee shall execute and deliver to the Company all documents that the Company shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to this Section 2.8 shall be made without recourse to or warranty by the Trustee. The Company agrees to pay all reasonable and documented out-of-pocket expenses incurred by the Trustee in connection with the execution and delivery of such documents.

Section 2.9	Additional Notes Guarantors.

The Company shall cause each Wholly Owned Restricted Secured Notes Subsidiary that is not an Excluded Subsidiary and that guarantees or becomes a borrower under the Credit Facilities or that guarantees any other indebtedness of the Company or any of the Notes Guarantors to execute and deliver to the Trustee (i) a supplemental indenture substantially in the form of Exhibit A hereto pursuant to which such Subsidiary will guarantee payment of the Secured Notes and (ii) joinders to or new Security Documents and take all actions required by the Security Documents to perfect the liens created thereunder.

Section 2.10	Form of Guarantee.

The form of Secured Notes Guarantee shall be set forth on the Secured Notes substantially as follows:

SECURED NOTES GUARANTEE

For value received, each Notes Guarantor hereby guarantees, jointly and severally with the other Notes Guarantors, as a primary obligor and not merely as a surety, the due and punctual payment and performance (i) to the holder of this Security the payment of principal of, premium, if any, and interest on, the Security upon which this Secured Notes Guarantee is set forth in the amounts and at the time when due and payable whether by declaration thereof, or otherwise, and interest on the overdue principal and interest, if any, of such Security, if lawful, to the holder of such Security and the Trustee on behalf of the Holders and (ii) all amounts owed to the Trustee under the Indenture, in each case in accordance with and subject to the terms and limitations of such Security, the Indenture and Articles II and IV of the First Supplemental Indenture. This Secured Notes Guarantee (i) will not become effective until the Trustee or Authenticating Agent duly executes the certificate of authentication on this Security and (ii) shall be immediately and automatically released and/or terminated, with no further effect, if, (a) during the period commencing 60 days prior to the first public notice of the Company’s intention to effect the Merger and ending 60 days after the consummation of the Acquisition, a “Rating Event” is deemed to occur or (b) within 61 days after the consummation of the Acquisition, (1) a “Change of Control Triggering Event” is deemed to occur or (2) it is publicly announced that the rating of the Secured Notes is under consideration for a possible downgrade by any of the Rating Agencies. This Secured Notes Guarantee shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflict of law principles thereof.

First Supplemental Indenture

Dated:

[NOTES GUARANTORS]

By:
Name:
Title:

ARTICLE III

COLLATERAL

Section 3.1	Security Documents.

Subject to Article IV hereof, the payment of the principal of and interest and premium, if any, on the Secured Notes when due, whether on an Interest Payment Date, at maturity, by acceleration, repurchase, redemption or otherwise and whether by the Company pursuant to the Secured Notes or by the Notes Guarantors pursuant to the Secured Notes Guarantees, the payment of all other Secured Notes Obligations and the performance of all other obligations of the Company and the Notes Guarantors under the Secured Notes, the Secured Notes Guarantees and the Security Documents shall be secured, as of the Acquisition Closing Date, as provided in the Security Documents, subject to the Intercreditor Agreements. The Company and each Notes Guarantor shall make all filings (including filings of continuation statements and amendments to UCC financing statements that may be necessary to continue the effectiveness of such UCC financing statements) and all other actions as are required by the Security Documents to maintain (at the sole cost and expense of the Company and the Notes Guarantors) the security interest created by the Security Documents in the Collateral (other than with respect to any Collateral the security interest in which is not required to be perfected under the Security Documents) as a perfected security interest.

Section 3.2	First Lien Collateral Agent.

(1) The First Lien Collateral Agent shall have all the rights and protections provided in the Security Documents and the First Lien Credit Facility.

(2) Subject to the provisions of Section 7.01 of the Indenture, neither the Trustee nor the First Lien Collateral Agent nor any of their respective officers, directors, employees, attorneys or agents will be responsible or liable for the existence, genuineness, value or protection of any Collateral, for the legality, enforceability, effectiveness or sufficiency of the Security Documents, for the obtaining or maintaining of insurance on any Collateral, for the creation, perfection, priority, sufficiency or protection of any First Priority Lien, or for any defect or deficiency as to any such matters. Beyond the exercise of reasonable care in the custody

First Supplemental Indenture

thereof, neither the Trustee nor the First Lien Collateral Agent shall have any duty as to any Collateral in its possession or control or in the possession or control of any agent or bailee or any income thereon or as to preservation of rights against prior parties or any other rights pertaining thereto and neither the Trustee nor the First Lien Collateral Agent shall be responsible for filing any financing or continuation statements or recording any documents or instruments in any public office at any time or times or otherwise perfecting or maintaining the perfection of any security interest in the Collateral. The Trustee and the First Lien Collateral Agent shall be deemed to have exercised reasonable care in the custody of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which it accords its own property and shall not be liable or responsible for any loss or diminution in the value of any of the Collateral, by reason of the act or omission of any carrier, forwarding agency or other agent or bailee selected by the Trustee or the First Lien Collateral Agent in good faith.

(3) Subject to the Security Documents and the Intercreditor Agreements, (i) the Trustee shall direct the First Lien Collateral Agent and (ii) except as directed by the Trustee as required or permitted by the Indenture and any other representatives or pursuant to the Security Documents, in each case, subject to the Intercreditor Agreements, the Holders acknowledge that the First Lien Collateral Agent will not be obligated:

(a) to act upon directions purported to be delivered to it by any other Person;

(b) to foreclose upon or otherwise enforce any First Priority Lien; or

(c) to take any other action whatsoever with regard to any or all of the First Priority Liens, Security Documents or Collateral.

(4) The Holders agree that the First Lien Collateral Agent shall be entitled to the rights, privileges, protections, immunities, indemnities and benefits provided to the First Lien Collateral Agent by the Security Documents and the First Lien Credit Facility. Furthermore, each Holder consents to the terms of and authorizes and directs the Trustee (in each of its capacities) and the First Lien Collateral Agent to enter into and perform the Intercreditor Agreements and Security Documents in each of its capacities thereunder.

(5) If the Company (i) incurs First Lien Obligations at any time when the First Lien Intercreditor Agreement is not in effect or at any time when indebtedness constituting First Lien Obligations entitled to the benefit of an existing intercreditor agreement is concurrently retired and (ii) directs the Trustee to deliver to the First Lien Collateral Agent an Officer’s Certificate so stating and requesting the First Lien Collateral Agent to enter into an intercreditor agreement (on substantially the same terms as the First Lien Intercreditor Agreement) in favor of a designated agent or representative for the holders of the First Lien Obligations so incurred, the Holders acknowledge that the First Lien Collateral Agent is hereby authorized and directed to enter into such intercreditor agreement, bind the Holders on the terms set forth therein and perform and observe its obligations thereunder.

First Supplemental Indenture

Section 3.3	Actions to Be Taken.

(1) The Trustee is authorized and directed to execute and deliver on the Acquisition Closing Date, and authorized and empowered to bind the Holders of the Secured Notes under, the following documents to which it is a party and, subject to the Intercreditor Agreements, to perform its obligations and exercise its rights and powers thereunder:

(a) the Other First Lien Secured Party Consent;

(b) the First Lien Intercreditor Agreement; and

(c) the Consent and Acknowledgment.

(2) Subject to the Intercreditor Agreements, the Trustee is authorized and empowered to receive for the benefit of the Holders any funds collected or distributed under the Security Documents to which the Trustee is a party and to make further distributions of such funds to the Holders according to Section 6.03 of the Indenture.

(3) Subject to the provisions of Sections 7.01 and 7.02 of the Indenture, the Intercreditor Agreements and the Security Documents, the Trustee may, in its sole discretion and without the consent of the Holders, direct, on behalf of the Holders, the First Lien Collateral Agent to take all actions it deems necessary or appropriate in order to:

(a) foreclose upon or otherwise enforce any or all of the First Priority Liens;

(b) enforce any of the terms of the Security Documents to which the First Lien Collateral Agent or Trustee is a party; or

(c) collect and receive payment of any and all Obligations.

Subject to the Intercreditor Agreements, the Trustee is authorized and empowered to institute and maintain, or direct the First Lien Collateral Agent to institute and maintain, such suits and proceedings as it may deem expedient to protect or enforce the First Priority Liens or the Security Documents to which the First Lien Collateral Agent or Trustee is a party or to prevent any impairment of Collateral by any acts that may be unlawful or in violation of the Security Documents to which the First Lien Collateral Agent or Trustee is a party or this First Supplemental Indenture, and such suits and proceedings as the Trustee or First Lien Collateral Agent may deem expedient to preserve or protect its interests and the interests of the Holders in the Collateral, including power to institute and maintain suits or proceedings to restrain the enforcement of or compliance with any legislative or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of, or compliance with, such enactment, rule or order would impair the security interest hereunder or be prejudicial to the interests of Holders, the Trustee or the First Lien Collateral Agent.

Section 3.4	Release of Collateral.

(1) Subject to the terms of the 2020 Notes Officer’s Certificate, Collateral may be released from the lien and security interest created by the Security Documents to secure the Secured Notes Obligations at any time or from time to time in accordance with the provisions

First Supplemental Indenture

of the First Lien Intercreditor Agreement or as provided hereby or in the Security Documents. The applicable assets included in the Collateral shall be automatically released from the liens securing the Secured Notes, and the applicable Notes Guarantor shall be automatically released from its obligations under this First Supplemental Indenture and the Security Documents, under any one or more of the following circumstances:

(a) in respect of the property and assets of a Notes Guarantor, upon the consummation of any transaction permitted by the Indenture as a result of which such Notes Guarantor ceases to be a Subsidiary of New Parent or otherwise ceases to be a Pledgor (as defined in the Collateral Agreement), and such Notes Guarantor shall be automatically released from its obligations hereunder and under the Security Documents, all without delivery of any instrument or performance of any act by any party, and all rights to the Collateral shall revert to such Notes Guarantor;

(b) upon any sale or other transfer by the Company or any Notes Guarantor of any Collateral that is permitted under the Indenture to any Person that is not the Company or a Notes Guarantor (including in connection with a condemnation or casualty event), or upon the effectiveness of any written consent to the release of the security interest granted by the Collateral Agreement in any Collateral pursuant to the Indenture, the security interest in such Collateral securing the Secured Notes shall be automatically released, all without delivery of any instrument or performance of any act by any party;

(c) to enable the Company or any Notes Guarantor to consummate the disposition (other than any disposition to the Company or another Notes Guarantor) of such property or assets and to enable any release described in Section 5.15 of the Collateral Agreement;

(d) in respect of the property and assets of a Notes Guarantor, upon such Notes Guarantor becoming an Unrestricted Subsidiary or an Excluded Subsidiary, and such Notes Guarantor shall be automatically released from its obligations hereunder and under the Security Documents;

(e) in respect of the property and assets of a Notes Guarantor, upon the release or discharge of the pledge granted by such Notes Guarantor to secure the First Lien Credit Facility Obligations or any other indebtedness or the guarantee of any other indebtedness which resulted in the obligation to become a Notes Guarantor with respect to the Secured Notes;

(f) as described under Article IX of the Indenture; and

(g) in accordance with Article IV hereof.

In addition, the security interests granted pursuant to the Security Documents securing the Secured Notes Obligations with respect to the Secured Notes shall automatically terminate and/or be released all without delivery of any instrument or performance of any act by any party, and all rights to the Collateral shall revert to the applicable Pledgors as of the date upon (i) all Obligations under the Secured Notes and the Indenture (other than contingent or unliquidated obligations or liabilities not then due) have been paid in full in cash or immediately available funds or (ii) a legal defeasance or covenant defeasance or discharge under Article XII of the Indenture.

First Supplemental Indenture

(2) Notwithstanding anything herein to the contrary, at any time when an Event of Default has occurred and is continuing and the maturity of the Secured Notes has been accelerated (whether by declaration or otherwise) and the Trustee has delivered a notice of acceleration to the First Lien Collateral Agent, no release of Collateral pursuant to the provisions of this First Supplemental Indenture or the Security Documents will be effective as against the Holders of the Secured Notes, except as otherwise provided in the First Lien Intercreditor Agreement.

(3) To the extent necessary and for so long as required for any Subsidiary of the New Parent not to be subject to any requirement pursuant to Rule 3-16 of Regulation S-X under the Securities Act to file separate financial statements with the SEC (or any other governmental agency), the Capital Stock of such Subsidiary of the New Parent (the “Regulation S-X Excluded Collateral”) shall not be included in the Collateral with respect to the Secured Notes so affected and shall not be subject to the liens securing the Secured Notes and the Secured Notes Obligations in accordance with and only to the extent provided in the Security Documents.

Section 3.5	Powers Exercisable by Receiver or Trustee.

In case the Collateral shall be in the possession of a receiver or trustee, lawfully appointed, the powers conferred in this Article III upon the Company or the Notes Guarantors with respect to the release, sale or other disposition of such property may be exercised by such receiver or trustee, and an instrument signed by such receiver or trustee shall be deemed the equivalent of any similar instrument of the Company or any Notes Guarantor or of any officer or officers thereof required by the provisions of this Article III; and if the Trustee or the First Lien Collateral Agent shall be in the possession of the Collateral under any provision of this First Supplemental Indenture, then such powers may be exercised by the Trustee or the First Lien Collateral Agent, as the case may be.

Section 3.6	Release upon Termination of the Company’s Obligations.

In the event that (i) the Company delivers to the Trustee, in form and substance acceptable to it, an Officer’s Certificate and Opinion of Counsel certifying that all the Obligations under the Secured Notes have been satisfied and discharged by the payment in full of the Company’s obligations under the Secured Notes, and all such Obligations have been so satisfied, or (ii) a discharge, legal defeasance or covenant defeasance occurs under Article XII of the Indenture with respect to the Secured Notes, the Trustee shall deliver to the Company and the First Lien Collateral Agent a notice stating that the Trustee, on behalf of the Holders of the Secured Notes, disclaims and gives up any and all rights it has in or to the Collateral with respect the Secured Notes, and any rights it has under the Secured Notes, and upon receipt by the First Lien Collateral Agent of such notice, the First Lien Collateral Agent shall be deemed not to hold a lien in the Collateral with respect to the Secured Notes on behalf of the Trustee and shall (or shall direct the First Lien Collateral Agent to) do or cause to be done all acts reasonably necessary to release such lien, with respect to the Secured Notes, as soon as is reasonably practicable.

First Supplemental Indenture

Section 3.7	General Authority of the First Lien Collateral Agent.

(1) By acceptance of the benefits of this First Supplemental Indenture and the Security Documents, each Secured Party (whether or not a signatory hereto) shall be deemed irrevocably (i) to consent to the appointment of the First Lien Collateral Agent as its agent under the Security Documents, (ii) to confirm that the First Lien Collateral Agent shall have the authority to act as the exclusive agent of such Secured Party for the enforcement of any provision of any Security Document against any Pledgor, the exercise of remedies thereunder and the giving or withholding of any consent or approval thereunder relating to any Collateral or any Pledgor’s obligations with respect thereto, (iii) to agree that it shall not take any action to enforce any provisions of any Security Document against any Pledgor, to exercise any remedy thereunder or to give any consents or approvals thereunder except as expressly provided in this First Supplemental Indenture or any Security Document and (iv) to agree to be bound by the terms of this First Supplemental Indenture and the Security Documents and the Intercreditor Agreements.

(2) As between the First Lien Collateral Agent and the Pledgors, the First Lien Collateral Agent shall be conclusively presumed to be acting as agent for the Secured Parties with full and valid authority so to act or refrain from acting, and no Pledgor shall be under any obligation, or entitlement, to make any inquiry respecting such authority.

Section 3.8	Further Assurances

Upon the acquisition by the Company or any Secured Notes Guarantor of any First Priority After-Acquired Property, the Company or such Secured Notes Guarantor shall execute and deliver such mortgages, deeds of trust, deeds to secure debt, security instruments, financing statements and certificates or such other documentation substantially similar to the documentation delivered to secure First Lien Credit Facility Obligations, if any, as shall be reasonably necessary to vest in the First Lien Collateral Agent, for the benefit of the Holders of the Secured Notes, a perfected security interest or lien in such First Priority After-Acquired Property and to have such First Priority After-Acquired Property (but subject to certain limitations, if applicable, including as described in the Security Documents and Articles III and IV hereof) added to the Collateral, and thereupon all provisions of this Indenture relating to the Collateral shall be deemed to relate to such First Priority After-Acquired Property to the same extent and with the same force and effect.

ARTICLE IV

Section 4.1	Automatic Termination of Guarantees and Collateral.

Except to the extent that a Waiver is obtained with respect to the Secured Notes, each of (i) the Secured Notes Guarantee contemplated by Article II hereof, (ii) the security interests contemplated by Article III hereof (except such portion of such security interests with respect to a Principal Property (as defined under the 2020 Notes Officer’s Certificate) or any shares of stock of or indebtedness issued by any Restricted Secured Notes Subsidiary as required to be

First Supplemental Indenture

maintained pursuant to the 2020 Notes Officer’s Certificate, (iii) the reporting covenant contemplated by Article V hereof and (iv) Section 3.8 hereof, shall be immediately and automatically released and/or terminated, with no further effect, with respect to the Secured Notes if, (a) during the period commencing 60 days prior to the first public notice of the Company’s intention to effect the Merger and ending 60 days after the consummation of the Acquisition, a Rating Event occurs or (b) within 61 days after the consummation of the Acquisition, (1) a Change of Control Triggering Event (as defined under the 2020 Notes Officer’s Certificate) occurs or (2) it is publicly announced that the rating of the Secured Notes is under consideration for a possible downgrade by any of the Rating Agencies (as defined under the 2020 Notes Officer’s Certificate). Following any such release with respect to the Secured Notes, all property and assets of the Company and each Notes Guarantor not required to be pledged for the benefit of the Secured Notes pursuant to the 2020 Notes Officer’s Certificate shall constitute “Specified Excluded Collateral” with respect to the Secured Notes.

ARTICLE V

REPORTING COVENANT

Section 5.1	Reports.

(a) Subject to Article IV hereof, so long as the Secured Notes are outstanding, the Company will provide to the Trustee and, upon request, to beneficial owners of the Secured Notes a copy of all of the information and reports referred to below:

(i) within 15 days after the time period specified in the SEC’s rules and regulations for non-accelerated filers, annual reports of the Reporting Entity (as defined below) for such fiscal year containing the information that would have been required to be contained in an annual report on Form 10-K (or any successor or comparable form) if the Reporting Entity had been a reporting company under the Exchange Act, except to the extent permitted to be excluded by the SEC;

(ii) within 15 days after the time period specified in the SEC’s rules and regulations for non-accelerated filers, quarterly reports of the Reporting Entity for such fiscal quarter containing the information that would have been required to be contained in a quarterly report on Form 10-Q (or any successor or comparable form) if the Reporting Entity had been a reporting company under the Exchange Act, except to the extent permitted to be excluded by the SEC; and

(iii) within 15 days after the time period specified in the SEC’s rules and regulations for filing current reports on Form 8-K, current reports containing substantially all of the information that would be required to be filed in a Current Report on Form 8-K under the Exchange Act on the operative date of the First Supplemental Indenture pursuant to Sections 1, 2 and 4, Items 5.01, 5.02(a)–(d) (other than compensation information), 5.03(b) and Item 9.01 (only to the extent relating to any of the foregoing) of Form 8-K if the Reporting Entity had been a reporting company under the Exchange Act; provided, however, that no such current reports will be required to be furnished if the Company or any direct or indirect parent of the Company determines in its good faith judgment that such event is not material to Holders or the business, assets, operations, financial position or prospects of the Company and its Affiliates, taken as a whole.

First Supplemental Indenture

If at any time the Company or any direct or indirect parent of the Company has made a good faith determination to file a registration statement with the SEC with respect to an initial public offering of such Person’s Capital Stock, the Company will not be required to disclose any information or take any actions that, in the good faith view of the Company, would violate the securities laws or the SEC’s “gun jumping” rules or otherwise have an adverse effect on such initial public offering.

Notwithstanding the foregoing, (1) the Company (and the applicable Reporting Entity) will not be required to furnish any information, certificates or reports that would otherwise be required by (A) Section 302 or Section 404 of the Sarbanes-Oxley Act of 2002, or related Items 307 or 308 of Regulation S-K, or (B) Item 10(e) of Regulation S-K promulgated by the SEC with respect to any non-generally accepted accounting principles financial measures contained therein, (2) such reports will not be required to contain financial information required by Rule 3-09, Rule 3-10 or Rule 3-16 of Regulation S-X or include any exhibits or certifications required by Form 10-K or Form 10-Q (or any such successor or comparable forms) or related rules under Regulation S-K, and (3) such reports shall be subject to exceptions and exclusions consistent with the presentation of financial and other information in the preliminary offering memorandum for the Second Priority Senior Secured Notes due 2023 and shall not be required to present compensation or beneficial ownership information.

The financial statements, information and other documents required to be provided as described above, may be those of (1) the Company or (2) any direct or indirect parent of the Company (any such entity described in clause (1) or (2), a “Reporting Entity”), so long as, in the case of (2), either (A) such direct or indirect parent of the Company will not conduct, transact or otherwise engage, or commit to conduct, transact or otherwise engage, in any business or operations other than its direct or indirect ownership of all of the equity interests in, and its management of the Company or (B) such direct or indirect parent of the Company is or becomes a guarantor of the Secured Notes; provided that, if the financial information so furnished relates to such direct or indirect parent of the Company pursuant to (2)(A) above, the same is accompanied by a reasonably detailed description of the quantitative differences between the information relating to such parent, on the one hand, and the information relating to the Company and the guarantors of the Secured Notes on a standalone but consolidated basis, on the other hand.

In addition to providing such information to the Trustee, the Company will make available to the Holders, prospective investors and securities analysts the information required to be provided pursuant to clauses (i), (ii) or (iii) of this Section, by posting such information to the website of the Company (or the website of any direct or indirect parent of the Company) or on IntraLinks or any comparable online data system or website.

(b) The Reporting Entity will also hold quarterly conference calls, beginning with the first full fiscal quarter ending after the operative date of the First Supplemental Indenture, for all Holders and securities analysts to discuss such financial information no later than 10 business days after the distribution of such information required by

First Supplemental Indenture

clauses (a)(i) and (a)(ii) of this Section 5.1, and prior to the date of each such conference call, the Reporting Entity will announce the time and date of such conference call and either include all information necessary to access the call in such announcement or inform Holders of the Secured Notes, prospective investors and securities analysts how they can obtain such information, including, without limitation, the applicable password or other login information (if applicable).

(c) Notwithstanding the foregoing, the Company will be deemed to have furnished such reports referred to above to the Trustee and Holders if the Company or a Reporting Entity has filed such reports with the SEC via the EDGAR filing system (or any successor system) and such reports are publicly available. In addition, the requirements of this covenant shall be deemed satisfied by the posting of reports that would be required to be provided to the Holders on the Company’s website (or the website of any direct or indirect parent of the Company). Furthermore, (1) the time requirements set forth in clause (ii) of the first paragraph of this covenant shall be satisfied if the quarterly reports for the fiscal quarters ending March 31, 2016, June 30, 2016 and September 30, 2016 are filed within 75 days after the end of such fiscal quarter and (2) the time requirements set forth in clause (i) of the first paragraph of this covenant shall be satisfied if the annual report for the fiscal year ending December 31, 2016 is filed within 120 days after the end of such fiscal year.

ARTICLE VI

PERMITTED HOLDER AMENDMENTS

Section 6.1	Amendments.

The 2020 Notes Officer’s Certificate is hereby amended as follows:

(a) [Reserved].

(b) The following definition of “Management Group” is hereby added to paragraph C(15)(b) thereof:

“Management Group” means the group consisting of the directors, executive officers and other management personnel of the Company or any direct or indirect parent of the Company, as the case may be, on the Merger Closing Date together with (1) any new directors whose election by such boards of directors or whose nomination for election by the shareholders of the Company or any direct or indirect parent of the Company, as applicable, was approved by a vote of a majority of the directors of the Company or any direct or indirect parent of the Company, as applicable, then still in office who were either directors on the Merger Closing Date or whose election or nomination was previously so approved and (2) executive officers and other management personnel of the Company or any direct or indirect parent of the Company, as applicable, hired at a time when the directors on the Merger Closing Date together with the directors so approved constituted a majority of the directors of the Company or any direct or indirect parent of the Company, as applicable.

(c) The following definition of “Merger Closing Date” is hereby added to paragraph C(15)(b) thereof:

“Merger Closing Date” means the closing date under the Agreement and Plan of Merger, by and among the Company, Parent, Prime Security One MS, Inc., a Delaware corporation and a Wholly Owned Subsidiary of Parent (“Merger Sub”), and solely for the purposes of Article IX thereof, Prime Security Services Parent, Inc., a Delaware corporation and Prime Security Services TopCo Parent, L.P., a Delaware limited partnership, pursuant to which Merger Sub merged with and into the Company (the “Merger”) with the Company surviving the Merger as a Wholly Owned Subsidiary of Parent.

First Supplemental Indenture

(d) The following definition of “Parent” is hereby added to paragraph C(15)(b) thereof:

“Parent” means Prime Security Services Borrower, LLC, a Delaware limited liability company.

(e) The following definition of “Permitted Holders” is hereby added to paragraph C(15)(b) thereof:

“Permitted Holders” means, at any time, each of (i) the Sponsors, (ii) the Management Group, (iii) any Person that has no material assets other than the Capital Stock of the Company, any direct or indirect parent of the Company and other Permitted Holders and, directly or indirectly, holds or acquires 100% of the total voting power of the Voting Stock of the Company, and of which no other Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), other than any of the other Permitted Holders, holds more than 50% of the total voting power of the Voting Stock thereof and (iv) any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision) the members of which include any of the Permitted Holders specified in clauses (i), (ii) and (iii) above and that, directly or indirectly, hold or acquire beneficial ownership of the Voting Stock of the Company (a “Permitted Holder Group”), so long as (1) each member of the Permitted Holder Group has voting rights proportional to the percentage of ownership interests held or acquired by such member (or more favorable voting rights, in the case of any Permitted Holder) and (2) no Person or other “group” (other than Permitted Holders specified in clauses (i), (ii) and (iii) above) beneficially owns more than 50% on a fully diluted basis of the Voting Stock held by the Permitted Holder Group. Any Person or group whose acquisition of beneficial ownership constitutes a Change of Control in respect of which a Change of Control Offer (as defined under the 2020 Notes Officer’s Certificate) is made in accordance with the requirements of the Indenture will thereafter, together with its Affiliates, constitute an additional Permitted Holder.

(f) The following definition of “Sponsors” is hereby added to paragraph C(15)(b) thereof:

“Sponsors” means (i) one or more investment funds affiliated with Apollo Global Management, LLC and any of their respective Affiliates, including Parent and each of its Affiliates and Subsidiaries but excluding other portfolio companies (collectively, the

First Supplemental Indenture

“Apollo Sponsors”), and (ii) any Person that forms a group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision) with the Apollo Sponsors; provided that any Apollo Sponsor (x) owns a majority of the voting power and (y) controls a majority of the Board of Directors of the Company.

(g) The definition of “Change of Control” in paragraph C(15)(b) thereof is hereby amended and restated in its entirety to read as follows:

“Change of Control” means the occurrence of either of the following: (1) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all the assets of the Company and its Subsidiaries, taken as a whole, to a Person other than any of the Permitted Holders; or (2) the Company becomes aware (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) of the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than any of the Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, consolidation, amalgamation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision), of more than 50% of the total voting power of the Voting Stock of the Company.

(h) Any definitions used exclusively in the provisions of the Indenture, the 2020 Notes Officer’s Certificate, or the Secured Notes that are deleted pursuant to this Article VI, and any definitions used exclusively within such definitions, are hereby deleted in their entirety from the Indenture, the 2020 Notes Officer’s Certificate and the Secured Notes, and all references in the Indenture, the 2020 Notes Officer’s Certificate and the Secured Notes to paragraphs, Sections, Articles or other terms or provisions of the Indenture or the 2020 Notes Officer’s Certificate deleted pursuant to this Article VI(h) or that have been otherwise deleted pursuant to this First Supplemental Indenture are hereby deleted in their entirety.

ARTICLE VII

WAIVER

Section 7.1	Waiver.

The Trustee has received validly delivered and unrevoked consents from Holders of at least a majority in aggregate principal amount of the Secured Notes outstanding as of the Record Date to the Waiver, which waives the requirement for the Company to comply with paragraph C(9) of the 2020 Notes Officer’s Certificate in connection with the Acquisition.

Section 7.2	Effect of Waiver.

Upon Section 7.1 above and the Waiver becoming operative, the Company shall no longer be required to comply with the requirements and obligations pursuant to paragraph C(9) of the 2020 Notes Officer’s Certificate in connection with the Acquisition, including, but not

First Supplemental Indenture

limited to, the requirement for the Company to make a Change of Control Offer (as defined under the 2020 Notes Officer’s Certificate) in connection with the Acquisition, and each Holder and every subsequent Holder of the Secured Notes shall be bound by the Waiver, even if notation of the Waiver is not made on the Secured Notes.

ARTICLE VIII

MISCELLANEOUS

Section 8.1	Effect of First Supplemental Indenture.

This First Supplemental Indenture shall become effective upon its execution by the parties hereto. Notwithstanding the foregoing, Articles I, II, III, IV, V, VI and VII of this First Supplemental Indenture shall not become operative, and shall have no force and effect, until (i) the Acquisition Closing Date and (ii) in the case of the amendments set forth in Section 3.4(3), Article V, Article VI and the Waiver set forth in Article VII, such later time and date at which the Company notifies the Trustee that it has delivered to D.F. King & Co., Inc. in its capacity as paying agent for the Consent Payment (as defined in the Consent Solicitation Statement), on behalf of Holders, the aggregate Consent Payment to be paid to Holders, upon the terms and subject to the conditions in the Consent Solicitation Statement, in respect of the written consents validly delivered in respect of the Waiver and the Permitted Holder Amendments.

Section 8.2	Definitions.

Capitalized terms used but not defined in this First Supplemental Indenture shall have the meanings ascribed thereto in the Indenture or the 2020 Notes Officer’s Certificate.

Section 8.3	Confirmation of Indenture.

The Indenture, as supplemented and amended by this First Supplemental Indenture, is in all respects ratified and confirmed, and the Indenture, this First Supplemental Indenture and all indentures supplemental thereto shall be read, taken and construed as one and the same instrument.

Section 8.4	Concerning the Trustee.

In carrying out the Trustee’s responsibilities hereunder, the Trustee shall have all of the rights, protections and immunities which it possesses under the Indenture. The recitals contained herein, except the Trustee’s certificate of authentication, shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to (i) the validity or sufficiency of this First Supplemental Indenture, (ii) the proper authorization hereof by the Company by action or otherwise, (iii) the due execution hereof by the Company or (iv) the consequences of any amendment herein provided for.

First Supplemental Indenture

Section 8.5	Governing Law.

This First Supplemental Indenture shall be deemed to be a contract made under the internal laws of the State of New York, and for all purposes shall be construed in accordance with the laws of said State without regard to conflicts of law principles that would require the application of any other law.

Section 8.6	Separability.

In case any one or more of the provisions contained in this First Supplemental Indenture shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this First Supplemental Indenture, but this First Supplemental Indenture shall be construed as if such invalid or illegal or unenforceable provision had never been contained herein or therein.

Section 8.7	Counterparts.

This First Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument. The exchange of copies of this First Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this First Supplemental Indenture as to the parties hereto and may be used in lieu of the original First Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

Section 8.8	No Benefit.

Nothing in this First Supplemental Indenture, express or implied, shall give to any Person other than the parties hereto and their successors or assigns and the Holders of Secured Notes from time to time, any benefit or legal or equitable rights, remedy or claim under this First Supplemental Indenture or the Indenture.

Section 8.9	Amendments and Supplemental Indentures.

This First Supplemental Indenture is subject to the provisions regarding supplemental indentures and amendments set forth in Article IX of the Indenture.

Section 8.10	Legal, Valid and Binding Obligation.

The Company and each Notes Guarantor hereby represents and warrants that, assuming the due authorization, execution and delivery of this First Supplemental Indenture by the Trustee, this First Supplemental Indenture is its legal, valid and binding obligation enforceable against it in accordance with its terms.

[Signature Page Follows]

First Supplemental Indenture

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed all as of the day and year first above written.

Issuer:

THE ADT CORPORATION

By:	/s/ Michael S. Geltzeiler
Name: Michael S. Geltzeiler
Title: Senior Vice President & Chief Financial Officer

Trustee:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Stefan Victory
Name: Stefan Victory
Title: Vice President

Notes Guarantors:

PRIME SECURITY SERVICES BORROWER, LLC

By:	/s/ Timothy J. Whall
Name: Timothy J. Whall
Title: President and Chief Executive Officer

ASG INTERMEDIATE HOLDING CORP.

By:	/s/ Timothy J. Whall
Name: Timothy J. Whall
Title: President and Chief Executive Officer

[Signature Page to First Supplemental Indenture]

ASG HOLDINGS LLC

By:	/s/ Timothy J. Whall
Name: Timothy J. Whall
Title: President and Chief Executive Officer

ALARM SECURITY GROUP LLC

By:	/s/ Timothy J. Whall
Name: Timothy J. Whall
Title: President and Chief Executive Officer

ABC SECURITY CORPORATION

By:	/s/ Timothy J. Whall
Name: Timothy J. Whall
Title: President and Chief Executive Officer

BRINKMAN SECURITY, INC.

By:	/s/ Timothy J. Whall
Name: Timothy J. Whall
Title: President and Chief Executive Officer

ASG GOVERNMENT SERVICES LLC

By:	/s/ Timothy J. Whall
Name: Timothy J. Whall
Title: President and Chief Executive Officer

NOLAN’S PROTECTION SYSTEMS, INC.

By:	/s/ Timothy J. Whall
Name: Timothy J. Whall
Title: President and Chief Executive Officer

[Signature Page to First Supplemental Indenture]

PROTECTION HOLDINGS II, INC.

By:	/s/ Timothy J. Whall
Name: Timothy J. Whall
Title: President and Chief Executive Officer

PROTECTION ONE, INC.

By:	/s/ Timothy J. Whall
Name: Timothy J. Whall
Title: President and Chief Executive Officer

PROTECTION ONE ALARM MONITORING, INC.

By:	/s/ Timothy J. Whall
Name: Timothy J. Whall
Title: President and Chief Executive Officer

SECURITY MONITORING SERVICES, INC.

By:	/s/ Timothy J. Whall
Name: Timothy J. Whall
Title: President and Chief Executive Officer

PROTECTION ONE SYSTEMS, INC.

By:	/s/ Timothy J. Whall
Name: Timothy J. Whall
Title: President and Chief Executive Officer

PROTECTION ONE DATA SERVICES, INC.

By:	/s/ Timothy J. Whall
Name: Timothy J. Whall
Title: President and Chief Executive Officer

[Signature Page to First Supplemental Indenture]

PROTECTION ONE ALARM MONITORING OF MASS., INC.

By:	/s/ Timothy J. Whall
Name: Timothy J. Whall
Title: President and Chief Executive Officer

MONITAL SIGNAL CORPORATION

By:	/s/ Timothy J. Whall
Name: Timothy J. Whall
Title: President and Chief Executive Officer

ADT CANADA HOLDINGS, INC.

By:	/s/ Michael S. Geltzeiler
Name: Michael S. Geltzeiler
Title: Senior Vice President & Chief Financial Officer

ADT HOLDINGS, INC.

By:	/s/ Michael S. Geltzeiler
Name: Michael S. Geltzeiler
Title: Senior Vice President & Chief Financial Officer

ADT US HOLDINGS, INC.

By:	/s/ Michael S. Geltzeiler
Name: Michael S. Geltzeiler
Title: Senior Vice President & Chief Financial Officer

ADT INVESTMENTS, INC.

By:	/s/ Michael S. Geltzeiler
Name: Michael S. Geltzeiler
Title: Senior Vice President & Chief Financial Officer

[Signature Page to First Supplemental Indenture]

ADT LLC

By:	/s/ Michael S. Geltzeiler
Name: Michael S. Geltzeiler
Title: Senior Vice President & Chief Financial Officer

ELECTRO SIGNAL LAB, INC.

By:	/s/ Michael S. Geltzeiler
Name: Michael S. Geltzeiler
Title: Senior Vice President & Chief Financial Officer

S2 MERGERSUB INC.

By:	/s/ Michael S. Geltzeiler
Name: Michael S. Geltzeiler
Title: Senior Vice President & Chief Financial Officer

[Signature Page to First Supplemental Indenture]

SCHEDULE I

Notes Guarantors	Jurisdiction of Organization

Prime Security Services Borrower, LLC	Delaware

ASG Intermediate Holding Corp.	Delaware

ASG Holdings LLC	Delaware

Alarm Security Group LLC	Delaware

ABC Security Corporation	Maryland

Brinkman Security, Inc.	Texas

ASG Government Services LLC	Delaware

Nolan’s Protection Systems, Inc.	Texas

Protection Holdings II, Inc.	Delaware

Protection One, Inc.	Delaware

Protection One Alarm Monitoring, Inc.	Delaware

Security Monitoring Services, Inc.	Florida

Protection One Systems, Inc.	Delaware

Protection One Data Services, Inc.	Delaware

Protection One Alarm Monitoring of Mass., Inc.	Massachusetts

Monital Signal Corporation	New Jersey

ADT Canada Holdings, Inc.	Delaware

ADT Holdings, Inc.	Delaware

ADT US Holdings, Inc.	Delaware

ADT Investments, Inc.	Delaware

ADT LLC	Delaware

Electro Signal Lab, Inc.	Delaware

S2 Mergersub Inc.	New Jersey

EXHIBIT A

[FORM OF SUPPLEMENTAL INDENTURE]

SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”) dated as of [                    ], among [GUARANTOR] (the “New Guarantor”), a subsidiary PRIME SECURITY SERVICES BORROWER, LLC (or its successor), a Delaware limited liability company, and THE ADT CORPORATION (or its successor), a Delaware corporation (the “Company”), and WELLS FARGO BANK NATIONAL ASSOCIATION, a national banking association, as trustee under the indenture referred to below (the “Trustee”).

W I T N E S S E T H :

WHEREAS, the Company and the Trustee executed and delivered an Indenture, dated as of March 19, 2014 (as originally executed or as it may be from time to time supplemented or amended by one or more supplemental indentures or certificates supplemental thereto, the “Indenture”), to provide for the issuance by the Company from time to time of unsubordinated debt securities evidencing its unsecured indebtedness;

WHEREAS, pursuant to the Officer’s Certificate, dated December 18, 2014, the Company has issued $300,000,000 of 5.250% Senior Notes due 2020 (the “Secured Notes”);

WHEREAS, the Company, the Trustee and the existing Notes Guarantors have executed and delivered a First Supplemental Indenture, dated as of April 8, 2016 (the “First Supplemental Indenture”), to provide guarantees and security in respect of the Secured Notes; and

WHEREAS pursuant to the Indenture and the First Supplemental Indenture, the Trustee, the Company and any Notes Guarantors are authorized to execute and deliver this Supplemental Indenture;

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the New Guarantor, the Company and the Trustee mutually covenant and agree for the equal and ratable benefit of the holders of the Secured Notes as follows:

1. Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as therein defined. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

2. Agreement to Guarantee. The New Guarantor hereby agrees, jointly and severally with all existing Notes Guarantors (if any), to guarantee the Company’s Obligations under the Secured Notes and the Indenture on the terms and subject to the conditions set forth in Article II of the First Supplemental Indenture and to be bound by all other applicable provisions of the Indenture and the First Supplemental Indenture and the Secured Notes and to perform all of the obligations and agreements of a guarantor under the Indenture and the First Supplemental Indenture.

3. Notices. All notices or other communications to the New Guarantor shall be given as provided in Section 14.03 of the Indenture.

4. Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Secured Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

5. Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

6. Trustee Makes No Representation. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.

7. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

8. Effect of Headings. The Section headings herein are for convenience only and shall not effect the construction thereof.

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

[NEW GUARANTOR]

By:
Name:
Title:

THE ADT CORPORATION

By:
Name:
Title:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:
Name:
Title:

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